Exhibit 99.1

Verso Corporation Reports Third Quarter 2021 Financial Results and Declares Quarterly Cash Dividend of $0.10 per Share

MIAMISBURG, Ohio, Nov. 5, 2021 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the third quarter of 2021 and announced that its Board of Directors has declared a quarterly cash dividend for the quarter ending December 31, 2021, in the amount of $0.10 per each outstanding share of Verso's Class A common stock. The quarterly cash dividend is payable on December 29, 2021 to Verso's stockholders of record holding shares of common stock at the close of business December 17, 2021.

Third Quarter 2021 Highlights:

  Net sales of $339 million, an 11% increase over third quarter 2020 and a 3% increase over second quarter 2021
  Net income of $58 million compared to a net loss of $31 million in third quarter 2020 and net income of $16 million in second quarter 2021
  Adjusted EBITDA of $67 million compared to $12 million in third quarter 2020 and $52 million in second quarter 2021
  Adjusted EBITDA margin of 19.8% compared to a 3.9% margin in third quarter 2020 and a 15.8% margin in second quarter 2021
  $286 million in available liquidity including $166 million in cash
  Returned $14 million in capital to shareholders in repurchases and quarterly dividends

Overview
"This was a strong quarter for Verso in which our people drove robust cash flow, reflecting steadfast execution and positive macro trends, including price increases, for our business. Over the past few years, Verso has streamlined our operations and reduced costs while strategically investing in projects to enhance our ability to support our customers. Additionally, strong demand with reduced industry capacity has led to healthy order rates across our product lines," said Verso President and Chief Executive Officer Randy Nebel. "Verso maintains a strong, debt-free balance sheet, which provides a solid foundation for generating long-term value for shareholders."

Results of Operations – Comparison of Three Months Ended September 30, 2021 to Three Months Ended September 30, 2020

	Three Months Ended September 30,		Three Month
(Dollars in millions)	2020	2021	$ Change
Net sales	$ 306	$ 339	$ 33
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	309	274	(35)
Depreciation and amortization	21	18	(3)
Selling, general and administrative expenses	19	19	-
Restructuring charges	(2)	-	2
Other operating (income) expense	3	(7)	(10)
Operating income (loss)	(44)	35	79
Interest expense	1	-	(1)
Other (income) expense	(5)	(6)	(1)
Income (loss) before income taxes	(40)	41	81
Income tax expense (benefit)	(9)	(17)	(8)
Net income (loss)	$ (31)	$ 58	$ 89

Net sales
Net sales for the three months ended September 30, 2021 increased $33 million, or 11%, compared to the three months ended September 30, 2020, driven by favorable price/mix of $47 million, partially offset by $14 million, or 5%, largely attributable to our sold Duluth and idled Wisconsin Rapids mills. Total company sales volume was down from 382 thousand tons during the three months ended September 30, 2020, to 358 thousand tons during the same period of the current year, primarily attributable to our sold Duluth and idled Wisconsin Rapids mills.

Operating income (loss)
Operating income was $35 million for the three months ended September 30, 2021, an increase of $79 million when compared to an operating loss of $44 million for the three months ended September 30, 2020.

Operating results for the three months ended September 30, 2021 were positively impacted by:

  Favorable price/mix of $47 million driven by price increase realization across all grades, including pulp
  Improved operating income of $11 million resulting from the conversion to our current two mill system
  Lower depreciation expense of $3 million
  Lower net operating expenses of $29 million driven primarily by $22 million lower closed/idled mill spend, lower wood costs, improved performance and cost reduction initiatives across our mill system
  Higher other operating income of $10 million, driven primarily by $6 million in insurance recoveries during the third quarter of 2021 associated with a 2019 insurance claim at our Quinnesec Mill and $3 million loss on sale or disposal of assets in 2020

Operating results for the three months ended September 30, 2021 were negatively impacted by:

  Inflationary cost increases of $19 million driven by purchased pulp, latex, energy and freight
  Favorable restructuring charge adjustments of $2 million in the third quarter of 2020 for activities associated with the closure of our Luke Mill in 2019

Other (income) expense
Other income for the three months ended September 30, 2021 and 2020 includes income of $6 million and $5 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Income tax expense (benefit)
Income tax benefit of $17 million for the three months ended September 30, 2021 reflects estimated net tax benefit for the period, including $2 million of tax benefit from the release of valuation allowance against state tax credits.

Results of Operations – Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

	Nine Months Ended September 30,		Nine Month
(Dollars in millions)	2020	2021	$ Change
Net sales	$ 1,045	$ 950	$ (95)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,007	810	(197)
Depreciation and amortization	66	137	71
Selling, general and administrative expenses	62	54	(8)
Restructuring charges	4	17	13
Other operating (income) expense	(84)	(5)	79
Operating income (loss)	(10)	(63)	(53)
Interest expense	1	1	-
Other (income) expense	(14)	(19)	(5)
Income (loss) before income taxes	3	(45)	(48)
Income tax expense (benefit)	14	(29)	(43)
Net income (loss)	$ (11)	$ (16)	$ (5)

Net sales
Net sales for the nine months ended September 30, 2021 decreased $95 million, or 9%, compared to the nine months ended September 30, 2020, attributable to favorable price/mix of $72 million, which was more than offset by a decrease of $167 million, or 16%, primarily related to our sold Duluth, Androscoggin and Stevens Point mills and idled Wisconsin Rapids mill. Total company sales volume was down from 1,282 thousand tons during the nine months ended September 30, 2020, to 1,066 thousand tons during the same period of the current year, primarily attributable to our sold Duluth, Androscoggin and Stevens Point mills and idled Wisconsin Rapids mill.

Operating income (loss)
Operating loss was $63 million for the nine months ended September 30, 2021, a decrease of $53 million when compared to operating loss of $10 million for the nine months ended September 30, 2020.

Operating results for the nine months ended September 30, 2021 were positively impacted by:

  Favorable price/mix of $72 million driven by price increase realization across all grades, including pulp
  Improved operating income of $22 million resulting from the conversion to our current two mill system
  Lower net operating expenses of $37 million driven primarily by lower closed/idled mill spend, improved performance and cost reduction initiatives across our mill system
  Lower planned major maintenance costs of $7 million driven by reduced scope
  Lower selling, general and administrative expenses of $8 million driven primarily by cost reduction initiatives in connection with the sale of our Androscoggin and Stevens Point mills in February 2020, non-recurring costs associated with the proxy solicitation contest in the first quarter of 2020, and lower equity compensation expense and severance costs, partially offset by an increase in incentive expense

Operating results for the nine months ended September 30, 2021 were negatively impacted by:

  Lower sales volume resulting in a decrease of $4 million in net operating income
  Inflationary costs of $32 million driven by purchased pulp, latex, energy and freight
  Higher depreciation expense of $71 million due primarily to $84 million in accelerated depreciation associated with the permanent shutdown of No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021
  Higher restructuring charges of $13 million primarily associated with the permanent shutdown of our Duluth Mill in December 2020 and the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021, partially offset by restructuring costs associated with the closure of our Luke Mill in June 2019
  Lower other operating income of $79 million, primarily as a result of the $88 million gain on the sale of our Androscoggin and Stevens Point mills in February 2020, partially offset by $6 million in insurance recoveries during the third quarter of 2021, associated with a 2019 insurance claim at our Quinnesec Mill and $3 million loss on sale or disposal of assets in 2020

Other (income) expense
Other income for the nine months ended September 30, 2021 and 2020 includes income of $18 million and $15 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Income tax expense (benefit)
Income tax benefit of $29 million for the nine months ended September 30, 2021 reflects estimated tax benefit for the period, partially offset by $2 million of additional valuation allowance recognized against state tax credits.

2021 Outlook
The Company is providing the following outlook for full year 2021:

  Expect capital expenditures to be $60 million to $65 million
  Pension minimum required contribution of $25 million
  Cash taxes from zero to $2 million
  Cash position to increase

COVID-19 Pandemic
The COVID-19 Pandemic has impacted our operations and financial results since the first quarter of 2020 and continues to have an impact on us. There continues to be significant uncertainties associated with the COVID-19 Pandemic, including with respect to the resurgence of new variants of the virus; whether the vaccines introduced to combat the virus are not effective or public acceptance of such vaccines is not widespread; and the impact of COVID-19 on economic conditions, including with respect to labor market conditions, economic activity, consumer behavior, supply chain shortages and disruptions and inflationary pressure; all of which could have a material impact on our business, financial position, results of operations and cash flows. While we cannot reasonably estimate the full impact of COVID-19 on our business, financial position, results of operations and cash flows, we have seen our sales, volume and prices continue to recover during the third quarter of 2021.

Unsolicited Acquisition Proposal from Atlas Holdings LLC
On September 21, 2021, Verso announced that the Company entered into a confidentiality agreement with Atlas Holdings LLC, or "Atlas," and communicated to Atlas that the previously disclosed $20.00 per share all-cash offer to acquire Verso was insufficient and that Verso would only consider a potential transaction if the offer meaningfully increased. Verso and Atlas agreed to exchange additional information under the terms of the confidentiality agreement to facilitate ongoing discussions regarding a potential transaction with Atlas on mutually acceptable terms. The Special Committee is diligently continuing its work.

There can be no assurance that any negotiations between Verso and Atlas will take place following the exchange of additional information or that any transaction with Atlas, or any other party, will occur or be consummated.

Conference Call
Verso will host a conference call and webcast for analysts and investors on Friday, November 5, 2021 at 9 a.m. (EDT) to discuss third quarter 2021 financial results.

Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 1707105 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and third quarter 2021 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/42871 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10160274. The replay will be available starting at 11 a.m. (EDT) Friday, November 5, 2021, and will remain available until December 3, 2021. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EDT) Friday, November 5, 2021, and will remain available for 120 days.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2021	2020	2021	2020	2021
Net income (loss)	$ 16	$ (31)	$ 58	$ (11)	$ (16)
Income tax expense (benefit)	2	(9)	(17)	14	(29)
Interest expense	-	1	-	1	1
Depreciation and amortization	17	21	18	66	137
EBITDA	$ 35	$ (18)	$ 59	$ 70	$ 93
Adjustments to EBITDA:
Restructuring charges (1)	6	(2)	-	4	17
Luke Mill post-closure costs (2)	-	3	(1)	9	7
Noncash equity award compensation (3)	1	1	1	5	3
Gain on Sale of the Androscoggin/Stevens Point Mills (4)	-	-	-	(88)	-
Loss on Sale of Duluth Mill (5)	3	-	-	-	3
Duluth and Wisconsin Rapids mills idle/post-closure costs (6)	4	17	3	17	17
(Gain) loss on sale or disposal of assets (7)	-	3	-	3	-
Stockholders proxy solicitation costs (8)	-	-	-	4	-
Other severance costs (9)	1	8	2	13	4
Other items, net (10)	2	-	3	1	5
Adjusted EBITDA	$ 52	$ 12	$ 67	$ 38	$ 149

Net Income Margin %	4.9%	-10.1%	17.1%	-1.1%	-1.7%
Adjusted EBITDA Margin %	15.8%	3.9%	19.8%	3.6%	15.7%

(1)

For 2020, charges are associated with the closure of our Luke Mill in June 2019. For 2021, charges are primarily associated with the permanent shutdown of our Duluth Mill in December 2020 and of the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021.

(2)

Costs recorded after the permanent shutdown of our Luke Mill that are not associated with product sales or restructuring activities, including $5 million in March 2021 associated with the approval of a consent decree on April 1, 2021 relating to the ongoing environmental remediation and monitoring efforts.

(3)	Amortization of noncash incentive compensation.
(4)	Gain on the sale of outstanding membership interests in Verso Androscoggin, LLC in February 2020, which included our Androscoggin Mill and Stevens Point Mill.
(5)	Loss on the sale of our Duluth Mill in May 2021.
(6)	Idle/post-closure costs associated with our Duluth and Wisconsin Rapids mills that are not associated with product sales or restructuring activities.
(7)	Realized (gain) loss on the sale or disposal of assets.
(8)	Costs incurred in connection with the stockholders proxy solicitation contest.
(9)	Severance and related benefit costs not associated with restructuring activities.
(10)

For 2020, other miscellaneous adjustments. For 2021, professional fees and other charges associated with strategic initiatives, including activities in connection with the unsolicited acquisition proposal from Atlas Holdings LLC, and other miscellaneous adjustments.

About Verso
VERSO CORPORATION is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso's graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso's specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. They include, for example, statements relating to Verso's business and operating outlook for 2021, statements regarding Verso's ability to support its customers and return value to shareholders, and statements regarding Verso's order rates, and price increases. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: the adverse impact of idling production, shutting down machines or facilities, restructuring our operations and selling non-core assets; the unsolicited proposal from Atlas Holdings LLC regarding a potential transaction to acquire all of the outstanding shares of Verso's Class A common stock; uncertainties as to whether an agreement relating to a potential transaction with Atlas Holdings LLC or an alternative thereto will be negotiated and executed; uncertainties as to whether a potential transaction with Atlas Holdings LLC or an alternative thereto will be completed; changes in the costs of raw materials and purchased energy; security breaches and other disruption to our information technology infrastructure; uncertainties regarding the impact, duration and severity of the COVID-19 pandemic and measures intended to reduce its spread, and the impact of COVID-19 on economic conditions, including with respect to labor market conditions, economic activity, consumer behavior, supply chain shortages and disruptions and inflationary pressure; the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to continue to adversely affect the demand for some of Verso's key products, and the effectiveness of Verso's responses to these developments; intense competition in the paper manufacturing industry; Verso's limited ability to control the pricing of its products or pass through increases in its costs to its customers; Verso's business being less diversified because of the Pixelle sale, the sale of Verso's Duluth Mill, the closure of the Luke Mill and the permanent shut down of the No. 14 paper machine and certain other long-lived assets at the Wisconsin Rapid Mill; Verso's dependence on a small number of customers for a significant portion of its business; Verso's ability to compete with respect to certain specialty paper products for a period of two years after the closing of the Pixelle sale; any failure to comply with environmental or other laws or regulations; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2020 and Verso's Form 10-Q for the quarter ended June 30, 2021 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT: Investors: investor.relations@versoco.com, 937-528-3220; Media: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com; Bryan Locke/Jenny Gore, Sard Verbinnen & Co, Verso-SVC@sardverb.com